Exhibit 4.8

HONEYWELL INTERNATIONAL INC.,

Issuer

DEUTSCHE BANK TRUST COMPANY AMERICAS,

Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of October 22, 2021

to

Indenture dated as of March 1, 2007

THIS THIRD SUPPLEMENTAL INDENTURE (the “Third Supplemental Indenture”) is made this 22nd day of October, 2021, between HONEYWELL INTERNATIONAL INC., a corporation duly incorporated and existing under the laws of Delaware and having its principal executive office at 855 S. Mint Street, Charlotte, North Carolina, (hereinafter called the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company entered into an Indenture, dated as of March 1, 2007, with the Trustee as supplemented by that certain First Supplemental Indenture dated October 27, 2017 and that certain Second Supplemental Indenture dated March 10, 2020 (together the “Base Indenture,” and together with this Third Supplemental Indenture, referred to herein as the “Indenture”) (all capitalized terms used in this Third Supplemental Indenture and not otherwise defined herein have the meanings assigned to such terms in the Base Indenture), for the purposes of issuing its Securities, evidencing its senior unsecured indebtedness, unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as may be established pursuant to the Base Indenture; and

WHEREAS, Section 9.01 of the Base Indenture provides that without the consent of the Holders of the Securities of any series issued under the Base Indenture, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may, in certain circumstances, enter into one or more indentures supplemental to the Base Indenture; and

WHEREAS, the Company has heretofore established and issued series of Securities pursuant to the terms of the Base Indenture; and

WHEREAS, the Company proposes to establish and issue further series of Securities pursuant to the terms of the Base Indenture and desires to modify paragraph four of Section 11.02 of the Base Indenture with respect to all series of notes now or in the future established and issued; and

WHEREAS, the entry into this Third Supplemental Indenture by the parties hereto is in all respect authorized by the provisions of the Base Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Third Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed;

NOW, THEREFORE:

In consideration of the promises and the purchases of the Future Senior Notes by the Holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Future Senior Notes as follows:

Section 1. The Base Indenture is hereby amended with respect to all series of notes now established and issued and with respect to any and all Future Senior Notes by amending paragraph four of Section 11.02 of the Base Indenture to provide as follows:

“No later than 10:00 a.m. on the redemption date specified in the notice of redemption given as provided in this Section, the Company will deposit with the Trustee or with one or more paying agents (or, if the Company is acting as its own paying agent, set aside, segregate and hold in trust) an amount of money sufficient to redeem on the redemption date all the Securities of a series so called for redemption at the appropriate redemption price, together with accrued interest to the date fixed for redemption. The Company will deliver to the Trustee at least 5 days prior to the date of notice of redemption an Officer’s Certificate stating the aggregate Principal Amount of Securities of such series to be redeemed.”

Section 2. The recitals and statements in this Third Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture (other than with respect to the due authorization, execution and delivery of this Third Supplemental Indenture by the Trustee). All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Future Senior Notes and of this Third Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3. As supplemented hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 4. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 5. In the event of a conflict between the terms and conditions of the Base Indenture and the terms and conditions of this Third Supplemental Indenture, then the terms and conditions of this Third Supplemental Indenture shall prevail; provided that if and to the extent that any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included herein or in the Base Indenture by the Trust Indenture Act of 1939, as amended, such required provision shall control.

Section 6. All covenants and agreements in this Third Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 7. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired hereby.

Section 8. Nothing in this Third Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and any Paying Agent and any Registrar for, and any Person authorized to authenticate and deliver on behalf of the Trustee, the Future Senior Notes and their successors under the Indenture, and the Holders of the Future Senior Notes any benefit or any legal or equitable right, remedy or claim under this Third Supplemental Indenture.

Section 9. This Third Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture dated as of October 22, 2021 to be duly executed, all as of October 22, 2021.

HONEYWELL INTERNATIONAL INC., as Company

By:	/s/ James E. Colby
Name: James E. Colby
Title: Vice President and Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Vice President

By:	/s/ Sebastian Hidalgo
Name: Sebastian Hidalgo
Title: Associate

[Signature Page to Third Supplemental Indenture]